EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                          Three Months Ended    Nine Months Ended
                                                              August 31,            August 31,
                                                          ------------------    -----------------
                                                           1996       1995       1996       1995
                                                           ----       ----       ----       ----
Primary and fully diluted earnings per share
     Weighted average number of issued shares
       outstanding                                        4,734      4,734      4,734      4,667
Effect of:
     1994 Long-Term Incentive Plan                           --         --         --         --
     1994 Non-Employee Directors' Stock Option Plan
                                                             --         --         --         --
                                                         ------     ------     ------     ------
Shares outstanding used to compute primary and fully
     diluted earnings per share                           4,734      4,734      4,734      4,667
                                                         ======     ======     ======     ======

Net Income                                               $  419     $  373     $1,141     $1,036
                                                         ======     ======     ======     ======

Primary and fully diluted earnings per share             $ 0.09     $ 0.08     $ 0.24     $ 0.22
                                                         ======     ======     ======     ======